THIRD AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Trust") and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut (the "Advisor").

                                    RECITALS:

         The Trust and the Advisor entered into an Investment Advisory Agreement effective as of December 14, 1999, and amended as of July 5, 2000 and September 28, 2000 (the "Agreement"), pursuant to which the Advisor agreed to provide certain investment advisory and related services to the Trust. Section 2 of the Agreement contemplated that Advisor would render such investment advisory services to additional series of the Trust pursuant to a duly executed amendment to Schedule A to the Agreement. The Trust now wishes to subject the additional series described in Schedule A-3 attached hereto and made a part hereof (the "Additional Series") to the terms and conditions set forth in the Agreement.

         Now, therefore, in consideration of the foregoing premises and other good and valuable consideration, the parties hereto do hereby agree to amend the Agreement as follows:

         1. Schedule A to the Agreement is hereby amended so as to reflect the inclusion of the Additional Series, as more particularly described in Schedule A-3.

         2. Section 8 of the Agreement is hereby amended in order to reflect that the Advisor shall be compensated for its services in connection with each Additional Series in accordance with the annual rates set forth in Schedule A-3.

         3. Except as herein above stated, all other terms and conditions set forth in the Agreement shall be and remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their undersigned duly executed officers as of this the 29th day of October, 2001.

                             THE PHOENIX EDGE SERIES FUND

                             By: /s/ Simon Y. Tan
                                 -----------------------------------------------
                                      Simon Y. Tan
                                      President

                             PHOENIX VARIABLE ADVISORS, INC.

                             By: /s/ Doreen Bonner
                                 -----------------------------------------------
                                      Doreen Bonner
                                      Vice President/Compliance Officer


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                                  SCHEDULE A-3

                  Series                                 Investment Advisory Fee
                  ------                                 -----------------------
Phoenix-AIM Mid-Cap Equity Series                                0.85%

Phoenix-Alliance/Bernstein Growth + Value Series                 0.85%

Phoenix-MFS Investors Growth Stock Series                        0.75%

Phoenix-MFS Investors Trust Series                               0.75%

Phoenix-MFS Value Series                                         0.75%